Exhibit 99.2

Offers to Exchange

Newly Issued 1.375% Senior Notes due 2026 (Registered under the Securities Act of 1933)

(CUSIP: 00130H CE3)

for Any and All Outstanding 1.375% Senior Notes due 2026

(144A CUSIP: 00130H CD5; Reg S CUSIP: U0080R AS9)

and

Newly Issued 2.450% Senior Notes due 2031 (Registered under the Securities Act of 1933)

(CUSIP: 00130H CG8)

for Any and All Outstanding 2.450% Senior Notes due 2031

(144A CUSIP: 00130H CF0; Reg S CUSIP: U0080R AT7)

of

The AES Corporation

To Registered Holders and The Depository

Trust Company Participants:

Enclosed are the materials listed below relating to the offer by The AES Corporation, a Delaware corporation (the “Company”), to exchange its 1.375% Senior Notes due 2026 (the “New 2026 Notes”), for any and all of its outstanding 1.375% Senior Notes due 2026 (the “Old 2026 Notes”) and its 2.450% Senior Notes due 2031 (the “New 2031 Notes” and, together with the New 2026 Notes, the “New Notes”) for any and all of its outstanding 2.450% Senior Notes due 2031 (the “Old 2031 Notes” and, together with the Old 2026, the “Old Notes”), each pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”) upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated                , 2021 (which constitutes the “Exchange Offers”).

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2021;

2.	Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

3.

Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offers.

We urge you to contact your clients promptly. Please note that the Exchange Offers will expire at 5:00 p.m., New York City time, on                , 2021, unless extended.

The Exchange Offers are not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Prospectus, each holder of Old Notes will represent to the Company that, among other things, (i) the holder agrees to all of the terms of the exchange offers, (ii) understands, acknowledges, and agrees that tenders of Old Notes constitute of binding agreement between such holder and the Company, (iii) represents the holder is not an “affiliate” of the Company and (iv) has full power and authority to tender, sell, assign and transfer the old notes tendered. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offers. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.

Tenders of any Old Notes for exchange pursuant to the Exchange Offers may be made only by book-entry transfer of the Old Notes to the account established by the Exchange Agent at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Exchange Offers as set forth in the Prospectus.

Additional copies of the enclosed materials may be obtained from the undersigned.

Very truly yours,

Deutsche Bank Trust Company Americas

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE AES CORPORATION OR DEUTSCHE BANK TRUST COMPANY AMERICAS OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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